EXHIBIT 5.1

October 27, 2006

Intraware, Inc.
25 Orinda Way
Orinda, CA 94563

Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on October 27, 2006 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,528,556 additional shares of your Common Stock reserved for issuance under the 1998 Employee Stock Purchase Plan and the 2006 Equity Incentive Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati
Professional Corporation